Exhibit A 10.91


               CENTRAL VERMONT PUBLIC SERVICE CORPORATION
                       MANAGEMENT INCENTIVE PLAN

                     Adopted As Of January 1, 2000

I.  PURPOSE

     The Company's executive officers participate in the Company's Management Incentive Plan ("MIP"). The purpose of the MIP is to focus the efforts of the executive team on the achievement of challenging and demanding objectives. When actual performance attains the pre-specified annual performance targets, an award is granted. A well designed incentive plan, in conjunction with competitive salaries, provides a level of compensation which allows the company to attract and retain skilled Executive Officers.

II.  ADMINISTRATION

     The MIP is administered by the Compensation Committee
of the Board of Directors (the "Committee").   All Committee
actions are subject to review and approval by the full Board of Directors (the "Board").

     At the beginning of each calendar year ("Plan Year"), the Committee submits to the Board its recommendations for that Plan Year as to (i) the MIP's corporate and business unit performance targets, and (ii) the eligible participants. Individual performance targets are also set in the beginning of the Plan Year for the Chief Executive
Officer by the Chairman of the Board, with input from the Committee and the Board, and for each officer by the Chief
Executive Officer .  After the end of each Plan Year, the
Committee will report to the Board with respect to achievement of the previously approved Corporate, business unit and individual performance targets for that Plan Year, and will submit to the Board its recommendations as to the appropriate award payment levels for each eligible participant. Recommendations of the Committee, with such modifications as may be made by the Board, will be binding on all participants in the MIP.

III.  THE PLAN

     Awards are based on the actual performance achieved vs.
the performance goals set in the beginning of the Plan Year for each of the following areas:

     CASH FLOW FROM OPERATING ACTIVITIES. A measure of overall corporate financial performance.

     BUSINESS UNIT PERFORMANCE. Measures the performance for each strategic business unit or for overall corporate performance, depending on the officer's responsibilities. These performance measures which are established annually are a balanced set of measures including customer satisfaction, financial performance, process improvement and employee measures.

     INDIVIDUAL PERFORMANCE.   Based on advice and
recommendation from the Chief Executive Officer for those reporting to him. The Chairman and Committee evaluate the Chief Executive
Officer's performance.

     For all of the CVPS Executive Officers, these three performance areas are equally weighted. For the Executive Vice President and General Manager of Catamount the business unit performance is given an 80% weight with the other two measures equally weighted at 10%.

      For each performance measure, goals are set at three levels: threshold, target and maximum. These are set based on the following probabilities: 90% probability of achieving the threshold level; 50% probability of achieving target level; and 10% probability of achieving the maximum level. Payout is determined by linear interpolation between three points where achieving the threshold level of performance results in no payout, the target level of performance results in a 100% of the target payout and achieving the maximum level of performance results in a 200% of target payout. The maximum TOTAL payout is capped at 150% of target.

     Any annual incentive award is made in cash. Payments are made in the spring of the following year to officers employed at that time. Officers who commence employment partway through the Plan Year will have their incentive prorated based on their start date.

IV.  AMENDMENTS

     The Board reserves the right to amend, modify or terminate the Management Incentive Plan at any time.